Exhibit 99.2

Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216 troutman.com

[____________], 2023

To:	The persons listed on Exhibit A attached hereto

Re:	Opinion Concerning Federal Constitutional Issues Pertaining to Energy Transition Bonds, Series A of PNM Energy Transition Bond Company I, LLC

Ladies and Gentlemen,

We have acted as special counsel for Public Service Company of New Mexico (“PNM”), a New Mexico corporation, and PNM Energy Transition Bond Company I, LLC, a Delaware limited liability company (the “Issuing Entity” or “SPE”), in connection with the Registration Statement on Form SF-1 (File Nos. 333-274433 and 333-274433-01) filed on September 8, 2023, as amended by Amendment No. 1 filed on October 13, 2023 (together, the “Registration Statement”), by PNM and the Issuing Entity with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to the proposed issuance by the Issuing Entity of its Energy Transition Bonds, Series A (the “Bonds”).

The Issuing Entity is issuing the Bonds pursuant to the Final Order on Request for Issuance of a Financing Order, Case No. 19-00018-UT (April 1, 2020), which incorporates Recommended Decision on PNM’s Request for Issuance of a Financing Order, Case No. 19-00018-UT (February 21, 2020) (collectively the “Financing Order”) issued pursuant to New Mexico Statutes Annotated § 62-18-5 (2019) and related provisions of the Energy Transition Act, N.M.S.A. 1978 § 62-18-1 (2019) et seq. (the “Energy Transition Act”), by the New Mexico Public Regulation Commission (“NMPRC”) providing for the financing of the costs associated with certain energy transition activities (“energy transition costs”) with the proceeds of “energy transition bonds,” as defined and authorized by the Energy Transition Act and Financing Order. We have also reviewed (a) the Order on Remand Adopting Uncontested Stipulation, dated September 21, 2023, issued by the NMPRC (the “2023 NMPRC Order”), which order affirmed, among other things, (1) the validity of the Financing Order and the authorizations and approvals granted to PNM therein, including the Financing Order’s determination of its irrevocability and PNM’s ongoing authority to cause the issuance of up to $360.1 million of energy transition bonds pursuant to the Financing Order, and (2) the non-impairment pledge pursuant to the Financing Order and the Energy Transition Act, and (b) the Agreement for Stipulated Dismissal among PNM and the other parties named therein and filed with the New Mexico Supreme Court on September 22, 2023.

Consistent with the Energy Transition Act, the Financing Order authorizes the formation of the Issuing Entity as a special purpose entity solely authorized to engage in the approved financing related activities and for the exclusive purpose of acquiring “energy transition property” and financing such acquisition through issuing “energy transition bonds,” each as defined by the Financing Order and the Energy Transition Act, and performing other activities relating thereto or otherwise authorized by the Financing Order, including receipt of non-bypassable energy transition charges and revenues as defined by and prescribed by the Energy Transition Act and Financing Order and application of those funds to service and retire the energy transition bonds and related expenditures specifically authorized by the Financing Order and the Energy Transition Act. The Energy Transition Act defines energy transition property to mean “the rights and interests of a qualifying utility or an assignee under a financing order, including the right to impose, charge, collect and receive energy transition charges in an amount necessary to provide for full payment and recovery of all energy transition costs identified in the financing order, including all revenues or other proceeds arising from those rights and interests.” N.M.S.A.§ 62-18-2 I (2019). Under the Energy Transition Act, an “energy transition bond” is defined as “a bond or other evidence of indebtedness or ownership that is issued by a qualifying utility or an assignee pursuant to a financing order, the proceeds of which are secured by or payable from energy transition property and that are non-recourse to the qualifying utility.” N.M.S.A.§ 62-18-2 F(2019). The Energy Transition Act also provides that “[a]ll energy transition property created in a financing order shall continue to exist until the energy transition bonds issued and all related financing costs pursuant to a financing order are paid in full.” N.M.S.A. § 62-18-12 B(2019). Further the Energy Transition Act defines an “energy transition charge” to mean “ a non-bypassable charge paid by all customers of a qualifying utility for the recovery of energy transition costs”1 and a “non-bypassable” charge to mean “that the payment of an energy transition charge may not be avoided by an electric service customer located within a utility service area and shall be paid by the customer that receives electric delivery service from the qualifying utility imposing the charge for as long as the energy transition bonds secured by the charge are outstanding and the related financing costs have not been recovered in full.” N.M.S.A. § 62-18-2 G (2019) and N.M.S.A § 62-18-2 P (2019).

1 N.M.S.A § 62-18-2 H (2019) defines “energy transition cost” to mean “the sum of:

(1) financing costs;

(2) abandonment costs, which for a qualifying generating facility shall not exceed the lower of three hundred seventy-five million dollars ($375,000,000) or one hundred fifty percent of the undepreciated investment in a qualifying generating facility being abandoned, as of the date of the abandonment. The abandonment costs subject to this limitation shall include:

(a) up to thirty million dollars ($30,000,000) per qualifying generating facility in costs not previously collected from the qualifying utility’s customers for plant decommissioning and mine reclamation costs, subject to any limitations ordered by the commission prior to January 1, 2019 and affirmed by the New Mexico supreme court prior to the effective date of the Energy Transition Act, associated with the abandoned qualifying generating facility;

(b) up to twenty million dollars ($20,000,000) per qualifying generating facility in costs for severance and job training for employees losing their jobs as a result of an abandoned qualifying generating facility and any associated mine that only services the abandoned qualifying generating facility;

(c) undepreciated investments as of the date of abandonment on the qualifying utility’s books and records in a qualifying generating facility that were either being recovered in rates as of January 1, 2019 or are otherwise found to be recoverable through a court decision; and

(d) other undepreciated investments in a qualifying generating facility incurred to comply with law, whether established by statute, court decision or rule, or necessary to maintain the safe and reliable operation of the qualifying generating facility prior to the facility’s abandonment;

(3) any other costs required to comply with changes in law enacted after January 1, 2019 incurred by the qualifying utility at the qualifying generating facility; and

(4) payments required pursuant to Section 16 [62-18-16 N.M.S.A. 1978] of the Energy Transition Act…”

“Financing costs” are defined by N.M.S.A. § 62-18-2 K (2019) to mean “the cost incurred by the qualifying utility or an assignee to issue and administer energy transition bonds, including:

Pursuant to the Financing Order, the Issuing Entity is issuing the Bonds under an indenture, dated as of the date hereof (the “Base Indenture”), among the Issuing Entity, U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”), and U.S. Bank National Association, as securities intermediary (the “Securities Intermediary”), and a series supplement thereto, dated as of the date hereof (together with the Base Indenture, the “Indenture”) among the Issuing Entity, the Indenture Trustee and the Securities Intermediary. Pursuant to an energy transition property purchase and sale agreement, dated as of the date hereof, between PNM and the Issuing Entity, PNM sold, assigned and transferred to the Issuing Entity the energy transition property created pursuant to the Financing Order (the “Energy Transition Property”), which includes the right to impose, collect and receive the non-bypassable energy transition charges authorized in the Financing Order (the “Energy Transition Charges”). Under the Indenture, the Indenture Trustee holds, among other things, the Energy Transition Property as collateral security for the payment of the Bonds. The Financing Order provides that the Bonds are energy transition bonds, the Energy Transition Property is energy transition property, and the Energy Transition Charges are energy transition charges, in each case, within the meaning of the Energy Transition Act.

The Financing Order finds that, among the credit enhancements for the Bonds enacted by the Energy Transition Act, the State of New Mexico has pledged, for the benefit and protection of bondholders, that it will not take or permit any action that would impair the value of energy transition property, or, except for the above-referenced true-up adjustment expressly allowed by the Energy Transition Act, reduce, alter, or impair the energy transition charges to be imposed, collected and remitted to bondholders, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related energy Transition bonds have been paid and performed in full.

(1) payment of the fee authorized pursuant to Subsection L of Section 5 [62-18-5 N.M.S.A. 1978] of the Energy Transition Act;

(2) principal, interest, acquisition, defeasance and redemption premiums that are payable on energy transition bonds;

(3) any payment required under an ancillary agreement and any amount required to fund or replenish a reserve account or other account established under any indenture, ancillary agreement or other financing document relating to the energy transition bonds;

(4) any costs, fees and expenses related to issuing, supporting, repaying, servicing and refunding energy transition bonds, the application for a financing order, including related state board of finance expenses, or obtaining an order approving abandonment of a qualifying generating facility;

(5) any costs, fees and related expenses incurred relating to any existing secured or unsecured obligation of a qualifying utility or an affiliate of a qualifying utility that are necessary to obtain any consent, release, waiver or approval from any holder of such an obligation to permit a qualifying utility to issue or cause the issuance of energy transition bonds;

(6) any taxes, fees, charges or other assessments imposed on energy transition bonds;

(7) preliminary and continuing costs associated with subsequent financing; and

(8) any other related costs approved for recovery in the financing order….”

Specifically, in Paragraph 41 of the Financing Order the NMPRC found that its Financing Order constitutes a financing order within the meaning of Section 2(L) of the Energy Transition Act, authorizing the issuance of energy transition bonds, the imposition, collection, and periodic adjustments of the energy transition charge, and creating energy transition property all in accordance with the Energy Transition Act. The NMPRC further found its Financing Order complies with the provisions of Section 5 of the Energy Transition Act [N.M.S.A. § 62-18-5(2019)] and gives rise to the rights, interests, obligations and duties as expressed in the Energy Transition Act. The NMPRC further found “ [i]t is the Commission’s express intention to give rise to those [N.M.S.A. § 62-18-5 (2019)] rights, interests, obligations and duties by issuing this Financing Order.” Id.

In Paragraph 42 of the Financing Order the NMPRC further found as follows:

This Financing Order is irrevocable, and the Commission shall not reduce, impair, postpone or terminate the Energy Transition Charges approved in this Financing Order, the Energy Transition Property or the collection or recovery of energy transition revenues, including recovery of the Ongoing Financing Costs through the Energy Transition Charges.

Paragraph 46 of the Financing Order further finds and pledges as follows:

In accordance with Section 19 of the [Energy Transition Act], the Commission pledges to and agrees with holders of the Energy Transition Bonds, the SPE and the Indenture Trustee that the Commission shall not take or permit any action that impairs the value of the Energy Transition Property, except as allowed pursuant to Section 6 of the [Energy Transition Act]2, or reduces, alters or impairs Energy Transition Charges that are imposed, collected and remitted for the benefit of the holders of the Energy Transition Bonds, the SPE and the Indenture Trustee, until the entire principal of, interest on and redemption premium on the Energy Transition Bonds, all financing costs and all amounts to be paid to the SPE or a financing party under an ancillary agreement are paid in full and performed in full. The SPE is permitted to include this pledge in the Energy Transition Bonds and any ancillary agreements and documentation related to the issuance and marketing of the Energy Transition Bonds.

2 Section 6 of the Energy Transition Act, N.M.S.A. § 62-18-6 (2019) provides a procedure for periodic true-ups of the non-bypassable charge to timely collect the authorized energy transition costs. Subsection H provides “[n]o adjustment pursuant to this section, and no proceeding held pursuant to this section, shall affect the irrevocability of the financing order pursuant to Section 7 [62-18-7 NMSA 1978] of the Energy Transition Act.”

The referenced Section 19 of the Energy Transition Act provides as follows:

A. The state pledges to and agrees with the bondholders, any assignee and any financing parties that the state shall not take or permit any action that impairs the value of energy transition property, except as allowed pursuant to Section 6 of the Energy Transition Act3, or reduces, alters or impairs energy transition charges that are imposed, collected and remitted for the benefit of the bondholders, any assignee and any financing parties, until the entire principal of, interest on and redemption premium on the energy transition bonds, all financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid in full and performed in full.

B. Any person who issues energy transition bonds is permitted to include the pledge specified in Subsection A of this section in the energy transition bonds, ancillary agreements and documentation related to the issuance and marketing of the energy transition bonds.

N.M.S.A. § 62-18-19(2019) (together with Paragraph 46 of the Financing Order, the “State Pledge.”)

The Financing Order expressly authorizes the Issuer to include the State Pledge in each of the Bonds, ancillary agreements and documentation relating to the issuance and marketing of the energy transition bonds. The New Mexico Supreme Court upheld the constitutionality of the Energy Transition Act under New Mexico law in State ex rel. Egolf v. N.M. Pub. Regulation Comm'n, 476 P. 3d 896 (N.M. 2020), and affirmed the Financing Order upon judicial review in Citizens for Fair Rates v. N.M. Pub. Regulation Comm'n, 505 P.3d 1138 (N.M. 2022). [In the 2023 NMPRC Order, the NMPRC reaffirmed the State Pledge.]

For the purposes of our opinions herein we assume the Issuing Entity is duly constituted and the relevant transactions described above have occurred in compliance with the Financing Order and the Energy Transition Act, that the Energy Transition Act is valid and that the evidences of indebtedness, securities, and agreements related to the subject financing are duly issued, executed, valid and binding in all pertinent respects.

I.	QUESTIONS PRESENTED AND OPINIONS

You have requested our opinions as to:

(1)            Whether the State Pledge would be held by a court of competent jurisdiction to create a contractual relationship between the State of New Mexico and the holders of the Bonds (the “Bondholders”) for purposes of the “Contract Clause” of the United States Constitution, U.S. Const. art. 1, § 10, cl.1;

3 N.M.S.A. § 62-18-6 (2019). See note 2, supra.

(2)            whether Bondholders (or the Trustee on their behalf) would be successful in in challenging under the Contract Clause the constitutionality of legislation passed by the New Mexico Legislature (“Legislature”) that becomes law or any action of the NMPRC4 exercising legislative powers (collectively referred to herein as “Legislative Action”) prior to the time that the Bonds and related financing costs are fully paid and discharged that in either case limits, alters, impairs or reduces the value of the Energy Transmission Charges or the Energy Transition Property provided for by the Financing Order;

(3)            whether a federal court would grant preliminary injunctive relief or permanent injunctive relief under federal law to prevent implementation of Legislative Action that limits, alters, impairs or reduces the value of the Energy Transition Property or the Energy Transition Charges; and

(4)            whether a court of competent jurisdiction would hold, under the “Takings Clause” of the Fifth Amendment to the United States Constitution, U.S. Const. amend. V, as made applicable to the States by the Fourteenth Amendment to the United States Constitution, U.S. Const. amend. XIV, that the State could not take any action in contravention of the State Pledge without paying just compensation to the Bondholders if doing so (a) constituted a permanent appropriation of the property interest of bondholders in the Bonds or the Energy Transition Property or a denial of all economically beneficial or productive use of the Energy Transition Property; (b) destroyed the Energy Transition Property; or (c) substantially limited, altered, impaired or reduced the value of the Energy Transition Property in a manner that inflicts a severe economic impact on such bondholders and unduly interferes with their reasonable expectations, unless adequate provision shall be made by law for the protection of the bondholders.

Based upon our review of the pertinent statutory and constitutional provisions and relevant reported decisions, and subject to the qualifications, limitations and assumptions (including the assumption that any impairment would be substantial) set forth in this letter, it is our opinion that:

(1)            a court of competent jurisdiction, in a properly prepared and presented case, would conclude that the State Pledge creates a contractual relationship between the Bondholders and the State for purposes of the Contract Clause;

(2)            a court of competent jurisdiction, in a properly prepared and presented case, would conclude, that, absent a demonstration by the State that a substantial impairment of such contract is reasonable and necessary to further a significant and legitimate public purpose, the Bondholders (or the Trustee acting on their behalf) could successfully challenge under the Contract Clause the constitutionality of Legislative Action subsequently enacted, determined by such court to limit, alter, impair or reduce the value of the Energy Transition Charges, the Energy Transition Property, the Financing Order and all rights thereunder or ownership thereof or security interest therein so as to cause a substantial impairment of the Bond obligations prior to the time that the Bonds and related financing costs are fully paid and discharged;

4 Each opinion reference to the NMPRC includes any state agency that is a successor to the NMPRC exercising legislative authority (i.e., rulemaking authority).

(3)            a court of competent jurisdiction, in a properly prepared and presented case, would conclude that it has the authority and discretion to grant preliminary injunctive relief pending a determination of the merits of the Contract Clause claim, and permanent injunctive relief, and would exercise that discretion in accordance with well-established equitable factors authorizing such relief; although sound and substantial arguments might support the granting of preliminary injunctive relief or permanent injunctive relief to prevent implementation of any law determined to limit, alter, impair or reduce the value of the Energy Transition Charge or the Energy Transition Property in violation of the federal Contract Clause, the decision to do so will be in the discretion of the court requested to take such action, which will be exercised on the basis of the considerations discussed in this opinion letter; and

(4)            there are sufficient legal grounds for a court of competent jurisdiction to require the State to pay just compensation to Bondholders if the State’s repeal or amendment in contravention of the State Pledge, after the Bonds are issued but before the Bonds are fully paid, (a) constituted a permanent appropriation of the property interest of bondholders in the Bonds or the Energy Transition Property or a denial of all economically beneficial or productive use of the Energy Transition Property; (b) destroyed the Energy Transition Property; or (c) substantially limited, altered, impaired or reduced the value of the Energy Transition Property in a manner that inflicts a severe economic impact on such bondholders and unduly interferes with their reasonable expectations, unless adequate provision shall be made by law for the protection of the bondholders.

This opinion is limited to the federal laws of the United States of America. Courts apply the Contract Clause and the Takings Clause on a case-by-case basis, applying the pertinent constitutional text and relevant judicial precedent to the specific facts before the courts. A ruling on preliminary or permanent injunctive relief also depends upon the specific facts and circumstances before a court. We further note that we are not aware of any reported controlling judicial precedents that are directly on point. Our analysis therefore necessarily represents a reasoned application of the pertinent constitutional and statutory provisions informed by judicial decisions involving similar or analogous circumstances. Moreover, the application of equitable principles, including the determination whether to grant or deny preliminary or permanent injunctive relief, is subject to the discretion of the court being asked to grant such relief. We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion or the determination of the merits. Our opinion is neither a guarantee of the outcome nor a recommendation as to the forum5 or form of relief to seek. The recipients of this letter should take these considerations into account in analyzing the risks associated with the subject transaction.

5 The “Supremacy Clause” of the United States Constitution, U.S. Const., art. VI, cl. 2, requires state courts to apply the United States Constitution to matters arising under their jurisdiction. See, e.g., Testa v. Katt, 330 U.S. 386, 394 (1947). With respect to the availability of injunctive relief, our opinion solely addresses the standards applied by federal courts. We express no opinion as to the preferable forum.

II.	ANALYSIS OF THE CONTRACT CLAUSE

The Contract Clause of the United States Constitution (“[n]o State shall . . . pass any . . . Law impairing the Obligation of Contracts”)6 restricts the power of States to disrupt contractual arrangements if (1) the state law operates as a substantial impairment of a contractual relationship and (2) the state law is not drawn in an appropriate and reasonable way that advances “significant and legitimate public purpose.” Sveen v. Melin, ___ U.S. ___, 138 S. Ct. 1815, 1821–22 (2018) (quoting Energy Reserves Grp., Inc. v. Kansas Power & Light Co., 459 U.S. 400, 411–12 (1983)); see also United States Trust Co. v. New Jersey, 431 U.S. 1, 15, 21–22 (1977)(“U.S. Trust”).7

A. Substantial State Law Impairment of a Contractual Obligation

The United States Supreme Court addresses the question of whether state Legislative Action results in a substantial state law impairment of contractual obligations in terms of three elements: whether there was a contract, whether a change in state law has impaired contractual obligations, and whether the impairment is substantial. See General Motors Corp. v. Romein, 503 U.S. 181, 186 (1992); see also Energy Reserves Grp., 459 U.S. at 410; Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 244 (1978); In Re Walker, 959 F.2d.894,899 (10th Cir. 1992). 8.

1. Contractual Relationship between Bondholders and the State of New Mexico

Whether a contractual relationship and resulting obligations exists within the meaning of the Contract Clause is a federal question to be determined in accordance with judicially established standards. General Motors Corp. v. Romein, 503 U.S. 181, 187 (1992); Irving Trust Co. v. Day, 314 U.S. 556, 561 (1942); Indiana ex rel. Anderson v. Brand, 303 U.S. 95, 100 (1938); Appelby v. City of New York, 241 U.S. 364, 380 (1926).

Although the deliberations resulting in inclusion of the Contract Clause in the Constitution reflect disapproval of state laws absolving debts incurred during the Revolutionary War, the scope of the Contract Clause extends to all contracts, including contracts between private parties and contracts between a state and private parties. See U.S. Trust, 431 U.S. at 15. See also Trs. of Dartmouth College v. Woodward, 17 U.S. (4 Wheat.) 518, 651 (1819); Fletcher v. Peck, 10 U.S. (6 Cranch) 87, 137–139 (1810); Sveen, 138 S.Ct. at 1821; Keystone Bituminous Coal Assn. v. DeBenedictis, 480 U.S. 470, 502–503 (1987); Allied Structural Steel, 438 U.S. at 244–245, n. 16.

6 U. S. Const., art. I, § 10, cl. 1 provides in full: “No State shall enter into any Treaty, Alliance, or Confederation; grant Letters of Marque and Reprisal; coin Money; emit Bills of Credit; make any Thing but gold and silver Coin a Tender in Payment of Debts; pass any Bill of Attainder, ex post facto Law, or Law impairing the Obligation of Contracts, or grant any Title of Nobility.”

7 Energy Reserves Group states the required analysis as having three elements: whether the legislative action operates as a substantial impairment of a contractual relationship; if so, then whether the legislative action is justified by a significant and legitimate public purpose; and, if so, whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate to the public purpose behind the legislative action. 459 U.S. at 411–12; Stillman v. Teachers Ins. & Annuity Ass'n College Ret. Equities Fund, 343 F.3d 1311,1321 (10th Cir. 2003); In Re Walker, 959 F.2d. 894, 899 (10th Cir. 1992). Our opinion addresses each of these elements. Whether articulated as a three-part or two-part test, however, the substance of the inquiry is the same. Melendez v. City of New York, 16 F.4th 992, 1031 (2d Cir. 2021).

8 The United States District Court in New Mexico is located within the geographic boundary of the United States Court of Appeals for the Tenth Circuit, whose decisions are considered controlling precedent within that circuit.

The Supreme Court recognizes that the fundamental purpose of the Contract Clause is “to encourage trade and credit by promoting confidence in the stability of contractual obligations. . . .” U.S. Trust, 431 U.S. at 15 (citing Home Building & Loan Ass’n v. Blaisdell, 290 U.S. 398, 427–28 (1934)). A unilateral expectation arising from state law does not result in a contractual obligation protected by the Contract Clause against changes in state law. Id. at 22. In General Motors Corp. v. Romein, an employer won a hard fought appeal concerning the proper construction of an employee benefits coordination law in state court only to have the state legislature amend the statute. 503 U.S. 181, 187 (1992). The Supreme Court found the state never to have made a contractual commitment to employers to refrain from changing the law. Id. at 187. Because state legislatures generally enact laws to establish policy, the enactment of a contractual commitment is unusual and will not be implied. Nat’l R. Passenger Corp. v. Atchison Topeka & Santa Fe R. Co., 470 U.S. 451, 466 (1985). Despite the “principal function of a legislature” being “to make laws which declare the policy of the state and are subject to repeal,” nevertheless a “legislative enactment may contain provisions which, when accepted as the basis of action by individuals, become contracts.” Anderson, 303 U.S. at 100. For legislation to create a contractual obligation between the state and private parties, the legislation must include an adequate expression of an actual intent to create a contractual obligation. Nat’l Rail Passenger, 470 U.S. at 467–68.

Thus, for example, statutes establishing tenure of public school teachers typically express a legislative policy which the legislature is free to change without consequence under the Contract Clause.9 In Anderson, however, the State of Indiana enacted state teacher tenure laws committing to employment terms in express contractual language, and, accordingly, those commitments have been protected from substantial impairment by federal courts applying the Contract Clause. 303 U.S. at 100. With respect to the legal standard to find the existence of a legislated contractual obligation, U.S. Trust provides the following guidance: “In general, a statute is itself treated as a contract when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State.” 431 U.S. at 18, n 14.

The Energy Transition Act includes an express statement of the intent of the State of New Mexico to create an obligation to refrain from impairment of security for the Bonds:

A. The state pledges to and agrees with the bondholders, any assignee and any financing parties that the state shall not take or permit any action that impairs the value of energy transition property, except as allowed pursuant to Section 6 of the Energy Transition Act10, or reduces, alters or impairs energy transition charges that are imposed, collected and remitted for the benefit of the bondholders, any assignee and any financing parties, until the entire principal of, interest on and redemption premium on the energy transition bonds, all financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid in full and performed in full.

9 Phelps v. Bd. of Educ. of West N.Y., 300 U.S. 319, 323 (1937), is an example of a tenure statute that merely enacted a policy subject to legislative revision.

10 N.M.S.A. § 62-18-6 (2019). See note 2, supra.

B. Any person who issues energy transition bonds is permitted to include the pledge specified in Subsection A of this section in the energy transition bonds, ancillary agreements and documentation related to the issuance and marketing of the energy transition bonds.

N.M.S.A. § 62-18-19(2019).

The foregoing commitments are further affirmed in Paragraphs 42 and 46 of the Financing Order, [and are reaffirmed in the 2023 NMPRC Order]. Although the statutory and NMPRC commitments constituting the State Pledge does not use the term “contract” it expresses an equivalent formal commitment to be bound with respect to obligations incurred pursuant to the Energy Transaction Act and the Financing Order. A “pledge” in this context is “a binding promise or agreement to do or forbear.” Webster’s New Collegiate Dictionary 882 (G.C. Merriam Co., 1975). The State Pledge is similar to the language in issue in U.S. Trust. In U.S. Trust, port authority financing legislation enacted by New York and New Jersey provided that the two states “covenant and agree with each other and with the holders of any affected bonds” that the Port Authority would not “apply any of the . . . revenues or reserves . . . pledged in whole or in part as security for such bonds, for any railroad purposes whatsoever other than permitted purposes hereinafter set forth.” 431 U.S. at 9–10. The Supreme Court found “[t]he intent to make a contract is clear from the statutory language: ‘The 2 States covenant and agree with each other and with the holders of any affected bonds. .. . .’” Id. at 18. The intent to make a contract is no less clear from the language of the State Pledge. The term “covenant” used in the legislation U.S. Trust addressed has the same signification and meaning as the term “pledge” in the State Pledge: a “binding agreement.” Webster’s New Collegiate Dictionary 262 (G.C. Merriam Co., 1975).

The State Pledge also serves the same contractual function as part of the consideration or quid pro quo for investment as did the states’ covenant in U.S. Trust. Both induce investment on favorable terms in return for the states’ express undertakings and are examples of legislative enactments containing provisions which, “when accepted as the basis of action by individuals, become contracts.” Anderson, 303 U.S. at 100. The operative language in the Energy Transition Act is as follows: “[t]he state pledges to and agrees with the bondholders, any assignee and any financing parties ….” N.M.S.A. § 62-18-19 A (2019). Through N.M.S.A.§ 16-18-2 B(12), the Energy Transition Act requires a commitment by the utility to undertake to achieve financing of the energy transition costs consistent with a “lowest cost objective”─ “that the structuring, marketing and pricing of energy transition bonds results in the lowest energy transition charges consistent with prevailing market conditions at the time of pricing of energy transition bonds and the structure and terms of energy transition bonds approved pursuant to the financing order.” N.M.S.A.§ 62-18-2 N. See also N.M.S.A. § 62-18-4 B(5) (qualified securities firm documenting proposed financing “satisfies the current published AAA rating or equivalent rating criteria”). U.S. Trust found the function of the states’ covenant was to secure “marketability of Port Authority bonds.” 431 U.S.at 18. The State Pledge serves the substantially same function as the states’ covenant in U.S. Trust of contributing to the marketability of the bonds through providing security of payment. Id. at 19.

U.S. Trust and precedent following it indicate a court will find the relevant New Mexico statutory provisions sufficient to create a contractual relationship between the Bondholders and the State of New Mexico. Shortly after U. S. Trust was decided, the New York Court of Appeals relied upon the decision to apply the Contract Clause to invalidate a state statute revoking an authorized toll increase and imposing a new restrictive procedure for toll increases because New York had enacted a statutory pledge not to interfere with authorized toll increases and not to limit or alter the rights vested in the authority to the detriment of bondholders. Patterson v. Carey, 363 N.E. 2d 1146, 1152–53 (1977). In Patterson, the tolls were the sole source of revenue for repayment of the bonds issued to finance the highway, consistent with the Energy Transition Property and Energy Transition Charges serving as the sole source of repayment for the Bonds. Id. at 1150–51. Although a decision of the New York Court of Appeals is only persuasive authority, the decision of the State of New Mexico to enact a statutory structure and state pledge language similar to prominent examples previously found to create a contractual obligation “evince[s] a legislative intent to create private rights of a contractual nature enforceable against the State,” U.S. Trust, 431 U.S. at 17–18, and provides “an adequate expression of an actual intent” to enter into a contractual relationship with Bondholders. Nat’l R. Passenger, 470 U.S. at 467–68 (quoting Wis. & Mich. R. Co. v. Powers, 191 U.S. 379, 386–87(1903)).

In reaching our opinion concerning the existence of a contract under the Contract Clause, we have considered the “reserved powers” doctrine. That doctrine concerns alleged contracts where the state purportedly binds itself to waive inherent attributes of its sovereign status, including the ability to exercise the power of eminent domain and the authority to exercise its legislative authority to enact laws for the public health, safety, and welfare (the “police power” of the state). A state contract purporting to contract away the state’s reserved powers is void. U.S. Trust, 431 U.S. at 23.

In U.S. Trust the Court considered the scope of the “reserved powers” doctrine and held the doctrine does not prevent a state government from entering into binding financial obligations such as the covenant restricting the use of bond proceeds in order to preserve liquidity and bondholder security: “Whatever the propriety of a State's binding itself to a future course of conduct in other contexts, the power to enter into effective financial contracts cannot be questioned.” Id. at 24.

The State Pledge serves to protect investment in bonds issued by a private special purpose entity, not a state political subdivision, authority or agency. But the Bonds are only issued when approved by the state in accordance with statutory standards designed to advance a public goal through funding Energy Transition Costs contingent on the abandonment of substantial interests in coal-fired generation in furtherance of the State of New Mexico’s furtherance of energy transition and mitigation of adverse environmental and social impacts of the coal-fired power plant abandonment furthering the energy transition in New Mexico. See N.M.S.A § 62-18-2 H(2) (2019), quoted at n. 1, supra. The Bonds are issued by a limited special purpose entity existing for the authorized financing purpose only and acting as directed by state law including the Finance Order. Financing Order at 118, Par. 20. In our view, the financial nature of the commitment by the State is the determining factor in the analysis under the police powers, not the nature of the entity that is the debt obligor. See Patterson, 363 N.E. 2d at 1152–53 (public benefit corporation issued debt, not a state agency or political subdivision).

A court applying the Contract Clause will likely consider New Mexico’s establishment of a self-liquidating Energy Transition Cost financing mechanism assured by the State Pledge to intrude no more on the state’s reserved powers, including police power or eminent domain authority, than the statutory financial covenant enforced against repeal by the Supreme Court in U.S. Trust. The protected value of the energy transition property is simply the expected stream of payments to service and retire the bonded debt: “All energy transition property created in a financing order shall continue to exist until the energy transition bonds issued and all related financing costs pursuant to a financing order are paid in full.” N.M.S.A.§ 62-18-12 B (2019). The Energy Transition Charges are designed solely to the end of recovery of those costs. N.M.S.A.§ 62-18-6 (2019). We are of the view that a court would find the State Pledge to be sufficiently analogous to the “purely financial” state promise addressed by U.S. Trust so that it “may not be said automatically to fall within the reserved powers that cannot be contracted away . . . and thus not necessarily a compromise of the State’s reserved powers.” 431 U.S. at 24–25. Based upon its plain meaning and statutory and factual context, the State Pledge satisfies the legal standards of an unmistakably clear and constitutionally permissible contractual commitment by the State no less than the financial covenants at issue in U.S. Trust.11

2. A Change in State Law Impairing a Contractual Obligation

In Blaisdell, the Supreme Court summarized the standard for finding a change in state law to constitute an impairment of the obligations of a contract, stating that “the obligations of a contract are impaired by a law which renders them invalid, or releases or extinguishes them” and also by “laws which without destroying contracts derogate from substantial contractual rights.” Blaisdell, 290 U.S. at 431–32 (citations omitted). The Court noted various outcomes when the change in law modified or eliminated a specific contractual remedy. Blaisdell at Id. at 432–33. The question of whether a challenged Legislative Action will be found to impair a contractual obligation necessarily will turn upon the extent the specific Legislative Action is inconsistent with the State Pledge and the provisions of the Energy Transition Act incorporated within the State Pledge. The example of revocation of covenants providing assurances of payment of bonded obligations referenced in U.S. Trust, discussed supra, and Von Hoffman v. City of Quincy are examples where the question of technical impairment was not in doubt and the court moved quickly to the question of whether it was a substantial impairment. 71 U.S. 531, 554–55 (1867) (finding statutory covenant to exercise municipal taxation power to fund repayment of bonds to create an enforceable obligation protected by the Contracts Clause and finding constitutional impairment by rejecting the use of the characterization of the covenant to increase taxes as a mere remedy and therefore not part of the core contractual bargain); U.S. Trust, 431 U.S. at 19 (holding the credit support provided by a covenant restricting certain expenditures was not mere surplusage but instead established a substantial contractual obligation).

11 In order for a federal court to proceed on a complaint it must have jurisdiction over a ripe case or controversy between a plaintiff with standing to sue and a defendant subject to suit. Our Opinion assumes that either Bondholders or their Trustee could establish standing and a ripe case or controversy. We also assume the facts giving rise to the Contract Clause claim and desired relief permit a well-pleaded complaint to establish federal jurisdiction, such as under the general federal question jurisdiction of U.S. District Courts, 28 U.S.C.§ 1331. U.S. ex. rel. Holmes v. Consumers Ins. Group, 279 F. 3d 1245,1249 (10th Cir. 2002). See also Elliott v. Bd. of Sch. Trs. of Madison Consolidated Schs., 876 F. 3d 926, 931-32 (7th Cir. 2017); Lipscomb v. Columbus Mun. Separate Sch. Dist., 269 F.3d 494, 512 (5th Cir 2001) (finding federal question jurisdiction).

Regardless of the form of the change in law, a claim under the Contract Clause must challenge a law passed after the obligation of the contract in question has been created. General Motors, 503 U.S. at 186 (1992). An alleged misapplication of law existing at the time of entry into the contract presents no basis for a claim under the Contracts Clause. New Orleans Waterworks Co. v. Louisiana Sugar Ref. Co., 125 U.S. 18, 30 (1888) (“[N]ot only must the obligation of a contract have been impaired, but it must have been impaired by a law of the State. The prohibition is aimed at the legislative power of the State, and not at the decisions of its courts, or the acts of administrative or executive boards or officers, or the doings of corporations or individuals.”) The law, however, may issue from an agency of the state such as the NMPRC acting pursuant to delegated legislative authority. Ross v. Oregon, 227 U.S. 150, 162–63 (1913) (citations omitted) (construing Ex Post Facto Clause relying on Contract Clause precedent). A complaint seeking relief under the Contracts Clause based upon a NMPRC decision, as opposed to the Legislature’s passage of an amendment or repeal of the Energy Transition Act, would need to allege that the NMPRC acted in a legislative capacity in substantially impairing the obligations of the Bonds issued subject to the State Pledge, such as by adopting a rule antithetical to the State Pledge, as opposed to making an error of a ministerial nature in carrying out its statutory obligations under the Energy Transition Act. We are not able to opine that the NMPRC’s well defined administrative duties under the Energy Transition Act would constitute legislative activity within the Contract Clause because their purpose is “not to prescribe a new law for the future, but only to apply to a completed transaction laws which were in force at the time.” 227 U.S. at 163.12

12 In Grant Trunk W. Ry. Co. v. R.R. Comm’n of Ind., 221 U.S. 400 (1911), the Court rejected a claim challenging a state railroad commission order requiring an interlocking interconnection to further safety of two railroads in accordance with a statute enacted after the railroads had entered into contracts concerning their safety signaling responsibilities and costs. The Court found the orders themselves to have force and effect of law and therefore could be the basis for a complaint based upon an alleged violation of the Contract Clause but found against the railroad plaintiffs on the merits based on the scope of the legislation being beyond the contemplation of the contracts even though each involved safety for their intersecting lines. In dicta, the Court stated that it did not want its ruling to create the impression that a contract of broader scope would have been the basis for an impairment claim based upon a statute mandating a specific cost allocation for a specific safety improvement. This case is distinguishable because it did not involve a non-utility special purpose entity created under state law expressly pledging to preserve a specific form of credit support or cost recovery.

3. Substantial Nature of Impairment

In answering the question of whether the Legislative Act causes a substantial impairment of a contractual obligation, the Supreme Court “has considered the extent to which the law undermines the contractual bargain, interferes with a party’s reasonable expectations, and prevents the party from safeguarding or reinstating his rights.” Sveen, 138 S. Ct. at 1821 (citations omitted); see also Allied Structural Steel, 438 U.S. at 244, 246; Texaco, Inc. v. Short, 454 U.S. 516, 531 (1982); El Paso v. Simmons, 379 U.S. 497, 514–15 (1965). As discussed below, where the legislative modification of contractual rights occurs in the context of a regulated industry, such as electric utilities or banks, the Court is less inclined to find a substantial impairment of contractual obligations because the contracting parties accepted from the outset that their contract was subject to the Legislative Action. The Energy Transition Act and Financing Order establish the Issuing Entity solely as a separate trust financing vehicle with no public service or public utility service obligations and without NMPRC regulation or oversight apart from the administration of the statutory provisions in accordance with the Financing Order and the Energy Transition Act. Despite this separation of the financing and payment obligations from utility service and rate regulation, each payor of the Energy Transition Charges is a distribution customer of the regulated utility and the NMPRC retains its jurisdiction over the public utility affiliate of the Issuing Entity. Whether these factors might affect the determination of when certain Legislative Action constitutes a substantial impairment would likely depend on the nature of the Legislative Action, particularly the extent to which it is directed to the Issuing Entity and its obligations subject to the State Pledge, the extent to which it was squarely inconsistent with the State Pledge and its anticipated practical effect upon performance consistent with the State Pledge.

In applying the Contract Clause to preserve the statutory security terms of the bonded debt of a state authority against repeal, U.S. Trust recognized, as had Blaisdell, that a substantial impairment can be one that derogates from substantial contract rights, such as security provisions even if the result does not render the creditor’s interest worthless. In U.S. Trust, the effect of the repeal of the covenant limiting subsidies of mass transit was difficult to quantify because the securities recovered much of their price following an initial decline in value and retained an “A” rating. 431 U.S. at 18–19. U.S. Trust distinguished the Port Authority bonds case from circumstances where one form of credit enhancement or statutory creditor remedy is substituted for another credit enhancement or creditor remedy, or a statute permits an insolvent debtor to reorganize with the intent of benefitting creditors and discharging debt obligations. 431 U.S. at 19, n.17, 27–78 (citing Faitoute Iron & Steel Co. v. City of Asbury Park, 316 U.S. 502, 504, 511, 513 (1942)), and found a substantial impairment of concern:

As a security provision, the covenant was not superfluous; it limited the Port Authority's deficits and thus protected the general reserve fund from depletion. Nor was the covenant merely modified or replaced by an arguably comparable security provision. Its outright repeal totally eliminated an important security provision and thus impaired the obligation of the States' contract.

Id. at 19.

The determination of whether a particular Legislative Action constitutes a substantial impairment of a particular contract is a fact-intensive analysis, and nothing in this letter expresses any opinion as to how a court would resolve the “substantial impairment” issue with respect to the Financing Order, the Energy Transition Act, or the Bonds, vis-à-vis a particular Legislative Action. Accordingly, we have assumed for purposes of this letter that any impairment resulting from a challenged Legislative Action would be substantial.

B.	Whether the Law is Drawn in an Appropriate and Reasonable Way that Advances a Significant and Legitimate Public Purpose

If the foregoing analysis leads to a conclusion that the state Legislative Action substantially impairs a contractual obligation, the inquiry turns towards the means and ends of the state Legislative Action in order to determine “whether the state law is drawn in an appropriate and reasonable way to advance a significant and legitimate public purpose.” Sveen, 138 S.Ct. at 1821 (quoting Energy Reserves Group, 438 U.S. at 411–412); see also U.S. Trust, 431 U.S. at 22 (Laws “adjusting the rights and responsibilities of contracting parties must be upon reasonable conditions and of a character appropriate to the public purpose justifying its adoption”) U.S. Trust explained why the Contracts Clause provides no absolute protection of contracts from the effects of state legislation as follows:

Although the Contract Clause appears literally to proscribe "any" impairment, this Court observed in Blaisdell that "the prohibition is not an absolute one and is not to be read with literal exactness like a mathematical formula." 290 U.S., at 428, 54 S.Ct., at 236. 290 U.S., at 428, 54 S.Ct., at 236.Thus, a finding that there has been a technical impairment is merely a preliminary step in resolving the more difficult question whether that impairment is permitted under the Constitution. In the instant case, as in Blaisdell, we must attempt to reconcile the strictures of the Contract Clause with the "essential attributes of sovereign power," id., at 435, 54 S.Ct. at 239, necessarily reserved by the States to safeguard the welfare of their citizens. Id., at 434-440, 54 S.Ct. at 238-240.

431 U.S. at 21, 25 (“As with laws impairing the obligations of private contracts, an impairment [of a state contract] may be constitutional if it is reasonable and necessary to serve an important public purpose.”)

In the Blaisdell decision, the Court upheld a state law instituting an emergency moratorium on mortgage foreclosures during the Great Depression. In finding that the temporary legislative impairment of mortgage foreclosure rights did not violate the Contract Clause, the Court specifically relied upon the state’s residual authority “to safeguard the vital interests of its people” and five additional factors: (1) a state legislative finding of an emergency need to protect homeowners, (2) the challenged law protected a basic societal interest, not a favored group, (3)  the relief was appropriately tailored to the emergency that it was designed to meet, (4) the imposed conditions were reasonable, and (5) the legislation was limited to the duration of the emergency. 290 U.S. at 434, 443-447. Subsequent decisions affirmed state legislation of a non-emergency nature modifying private contractual rights based upon proof of a public purpose and the legislative amendment being responsive to that purpose, but on occasion struck down as unconstitutional state laws with a disproportionate adverse effect on creditors. Veix v. Sixth Ward Bldg. & Loan Ass’n, is notable because it upheld a non-emergency statutory revision of the right to redeem savings and loan ownership shares. 310 U.S. 32 (1940). The Court relied upon older authority, which affirmed statutes providing for modification of utility contract rates, and the fact that savings and loan associations had been subject to continuous statutory regulation from the outset of the industry, indicating a heightened role for legislative action and a lower expectation of absolute freedom of contract. Id. None of these decisions addressed an express covenant with the state itself such as is presented by the State Pledge.

In U.S. Trust, the Court applied stricter scrutiny to the state law repealing the covenant restricting certain uses of Port Authority revenues, finding that the “the scope of the State's reserved power depends on the nature of the contractual relationship with which the challenged law conflicts.” 431 U.S. at 21–22. The Court found that a stricter test should apply to financial contracts where the state is a party, a conclusion reflecting a strong tendency in Supreme Court decisions to uphold financial covenants in financings sponsored by state government. The decision stated that stricter scrutiny is needed because the state is an interested party and therefore has a fiscal incentive to enact measures to its advantage—a rationale the dissenting opinion questioned, noting the absence of prior authority adopting that rationale. Id. at 59 (Brennan, J., dissenting). The Court has noted that “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.” Energy Reserves Group, 438 U.S. at 412; see also U.S. Trust, 431 U.S. at 22 (“[T]he Court has regularly held that the States are bound by their debt contracts.”).

In U.S. Trust, involving contracts to which the state was a party, the Court viewed the policy of encouraging mass transit to be (i) a policy that existed prior to the original Port Authority financing act creating the covenant restricting expenditures for mass transportation, (ii) not to constitute an emergency, and (iii) not warranting as reasonably necessary the total repeal of the covenant. U.S. Trust, 431 U.S. at 30–32. The Supreme Court reversed the New Jersey Supreme Court’s ruling finding the repeal of the bond covenant to be an appropriate exercise of the police power, finding it instead to violate the Contract Clause. While we cannot guarantee that the stricter scrutiny applied in U.S. Trust will be applied to Legislative Action in derogation of the pertinent Energy Transition Act provisions here—even absent the full degree of scrutiny U.S. Trust applied to laws impairing the obligations of contracts made by the state supporting state authority financings—U.S. Trust reaffirms that the Contract Clause provides meaningful review of state Legislative Action that substantially impairs the obligations of contracts made by the state under a standard requiring that Legislative Action “adjusting the rights and responsibilities of contracting parties must be upon reasonable conditions and of a character appropriate to the public purpose justifying its adoption.” Id. at 22.

Addressing whether a state law enlarging upon private contractual obligations potentially impairs the obligations of those contracts, the Supreme Court applied the Contracts Clause in Allied Structural Steel to invalidate a Minnesota law imposing upon a narrowly defined class of employers’ pension funding obligations, which exceeded the class’s contractual obligations triggered by a plant closure and relocation out-of-state. 438 U.S. at 234. First, the Court found the state law to have an unquestionable impact upon the employer’s contractual relations with its employees and “substantially altered those relationships by superimposing pension obligations upon the company conspicuously beyond those that it had voluntarily agreed to undertake.” Id. at 241. After reaffirming the necessity to apply the Contract Clause in light of the reserved police powers of the State, the Court reaffirmed the general standard of review of Legislative Action articulated in U.S. Trust:

Despite the customary deference courts give to state laws directed to social and economic problems, [legislation] adjusting the rights and responsibilities of contracting parties must be upon reasonable conditions and of a character appropriate to the public purpose justifying its adoption.

Id. at 243 (quoting U.S. Trust, 431 U.S. at 22.)13

Allied Structural Steel then explained the effect of the significance of impairment upon the standard of review as follows

The severity of the impairment measures the height of the hurdle the state legislation must clear. Minimal alteration of contractual obligations may end the inquiry at its first stage. Severe impairment, on the other hand, will push the inquiry to a careful examination of the nature and purpose of the state legislation. The severity of an impairment of contractual obligations can be measured by the factors that reflect the high value the Framers placed on the protection of private contracts. Contracts enable individuals to order their personal and business affairs according to their particular needs and interests. Once arranged, those rights and obligations are binding under the law, and the parties are entitled to rely on them.

Id. at 245 (footnote omitted).14

13 Allied Structural Steel also noted U.S. Trust applied stricter scrutiny to a state law modifying its own contracts. 438 U.S. at 244, n15.

14 The Supreme Court references El Paso v. Simmons, 379 U.S. 497 (1965), as a case where there was no substantial impairment. Allied Structural Steel, 438 U.S. at 245, n. 14, 17.

In Energy Reserves Group, the Court restated the framework of Contract Clause analysis as first finding whether a new law substantially impairs a contractual relationship, and then ascertaining whether a significant and legitimate public purpose supports the regulation, such as remedying a broad and general social or economic problem in order to assure “that the State is exercising its police power, rather than providing a benefit to special interests.” 459 U.S. at 412 (footnote omitted) (citing U.S. Trust, 431 U.S. at 22; Allied Structural Steel, 438 U.S. at 247, 249). Once the burden of showing a significant and legitimate public purpose is satisfied, the final stage of the analysis follows:

Once a legitimate public purpose has been identified, the next inquiry is whether the adjustment of ‘the rights and responsibilities of contracting parties [is based] upon reasonable conditions and [is] of a character appropriate to the public purpose justifying [the legislation's] adoption.” United States Trust Co., 431 U.S., at 22, 97 S. Ct., at 1518. Unless the State itself is a contracting party, see id., at 23, 97 S. Ct., at 1518, … ‘[as] is customary in reviewing economic and social regulation, … courts properly defer to legislative judgment as to the necessity and reasonableness of a particular measure."

459 U.S. at 412–13 (footnote omitted) (citing U.S. Trust, 431 U.S. at 22– 23).15

Energy Reserves Group did not reach either of the final two steps of this tripartite analysis. Instead, the Court found that the challenged state law restricting the application of price escalation clauses in the context of changing federal energy regulation was not a substantial impairment of contractual obligations. Energy Reserves Group, 459 U.S. at 413–16. The overall intent of the clauses as negotiated was to permit changes in regulated prices to be recognized, not to permit unregulated pricing, and the contracts expressly provided for adjustments reflecting changes in state and federal law. Id. Although expressing a tripartite inquiry, Energy Reserves Group does not undertake to alter previously established substantive standards. Id.

15 The Court noted the distinction between laws affecting the obligations of purely private contracts and those relieving the state of its contractual obligations as follows: “In United States Trust Co., but not in Allied Structural Steel Co., the State was one of the contracting parties. When a State itself enters into a contract, it cannot simply walk away from its financial obligations. In almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.” Energy Reserves Grp., 459 U.S. at 412, n. 14; see also U.S. Trust., 431 U.S., at 25–28; W. B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935); Murray v. Charleston, 96 U.S. 432 (1878); but see Faitoute Iron & Steel, 316 U.S. 502 (1942). “When the State is a party to the contract, ‘complete deference to a legislative assessment of reasonableness and necessity is not appropriate because the State's self-interest is at stake.’” Energy Reserves Grp., 459 U.S. at 412, n. 14 (quoting U.S. Trust, 431 U.S. at 26). “In the present case, of course, the stricter standard of United States Trust Co. does not apply because Kansas has not altered its own contractual obligations.” Id. (contrasting Faitoute Iron & Steel, 316 U.S. 502 (1942), which involved a state municipal receivership law applied to an insolvent municipality and found to benefit creditors). In the context of a Due Process Clause claim against the federal government, the Tenth Circuit Court of Appeals acknowledged the stricter scrutiny of legislation abrogating the government’s own contractual commitments in Sheridan Square Partnership v. United States, 66 F.3d 1105, 1108 (10th Cir. 1995) (“Notwithstanding our usual deference to congressional enactments, we review economic legislation with particular scrutiny when a government attempts to redefine or abrogate its own contractual relationships.”).

Once a substantial impairment of the contractual obligations is shown, the resolution of whether the Contracts Clause prohibits the Legislative Action requires a fact-specific determination predicated upon the nature of the Legislative Action, specifically the public purpose it serves, the materiality and severity of the contractual modification, and how the advancement of the public purpose relates to the modification to contractual rights. In Re Walker, 959 F.2d 894, 899-900 (10th Cir. 1992). If Legislative Action imposes a severe impairment plainly contrary to the State Pledge, substantial authority supports application of stricter judicial scrutiny than would be applied to laws advancing valid public purposes that have a limited, more incidental effect altering the obligations of contracts between private parties.

For these reasons and subject to the qualifications and assumptions stated in this letter it is our opinion that a court of competent jurisdiction, in a properly prepared and presented case:

(1)            would conclude that the State Pledge creates a contractual relationship between the Bondholders and the State for purposes of the Contract Clause; and

(2)            would conclude, absent a demonstration by the State that a substantial impairment is reasonable and necessary to further a significant and legitimate public purpose, the Bondholders (or the Trustee acting on their behalf) could successfully challenge under the Contract Clause the constitutionality of Legislative Action subsequently enacted, determined by such court to limit, alter, impair or reduce the value of the Energy Transition Charges or Energy Transition Property so as to cause a substantial impairment of the Bond obligations prior to the time that the Bonds and related financing costs are fully paid and discharged.

III.	ANALYSIS OF FEDERAL INJUNCTIVE RELIEF FOR CONTRACT CLAUSE CLAIMS

A United States District Court has the authority and discretion to grant preliminary injunctive relief pending a determination of the merits of a Contract Clause claim in accordance with well-established equitable factors authorizing preliminary injunctive relief. The federal district court also has the authority and discretion to grant permanent injunctive relief in accordance with well-established factors authorizing such relief.16 To the extent the State of New Mexico itself is protected by sovereign immunity from an action in federal court for an act in violation of the Contract Clause, any suit for injunctive relief would likely be brought directly against individual state officials. In Ex Parte Young, the U.S. Supreme Court held that a federal court may issue an injunction to compel a state agent’s obedience to federal law. 209 U.S. 123 (1908). Alden v. Maine, 527 U.S. 706 (1999) (confirming continued validity of Ex Parte Young). The application of Ex Parte Young requires a straightforward inquiry into whether the complaint alleges an ongoing violation of federal law and seeks relief properly characterized as prospective (i.e., injunctive relief rather than monetary damages). Verizon Md. Inc. v. Public Serv. Comm'n of Md., 535 U.S. 635, 645 (2002); see also MCI Telecomm. Corp. v. PSC, 216 F.3d 929, 939 (10th 2000); ANR Pipeline Co. v. Lafaver, 150 F3d 1178, 1188-89 (10th Cir. 1998), overruled on other grounds by Hill v. Kemp, 478 F.3d 1236, 1259 (10th Cir.2007).

16 Federal law would govern an action for injunctive relief brought in a federal court. Applicable state law would govern an action for injunctive relief brought in a state court. Our opinion is limited to federal law and thus is limited to an action for injunctive relief brought in a federal court with respect to a claim under the Contract Clause.

Turning first to preliminary injunctive relief, the United States Supreme Court requires federal courts to adhere to the principle that a “preliminary injunction is an extraordinary remedy never awarded as of right.” Winter v. NRDC, Inc., 555 U.S. 7, 24 (2008). A plaintiff seeking a preliminary injunction must establish likelihood of success on the merits, the likelihood plaintiff will suffer irreparable harm in the absence of preliminary relief, that the balance of equities tips in plaintiff’s favor, and that an injunction is in the public interest. Id. at 20.17 See also Otero Savings & Loan Ass'n v. Federal Reserve Bank, 665 F.2d 275, 278 (10th Cir. 1981). In determining whether to issue a preliminary injunction the court must balance the competing claims of injury and must consider the effect on each party of the granting or withholding of the requested relief. Winter, 555 U.S. at 24. See also Mrs. Fields Franchising, LLC v. MFGPC, 941 F. 3d 1221,1232 (10th Cir. 2019). In accord with Winter, the Tenth Circuit Court of Appeals has repeatedly affirmed a preliminary injunction remedy is an extraordinary remedy, not granted as of right and the exception, rather than the rule. Harmon v. City of Norman, 981 F.3d 1146 (10th Cir. 2020). See also Citizen Band Potawatomi Indian Tribe v. Enter. Mgmt. Consultants, Inc., 883 F2d 886,888 (10th Cir. 1988).

As Winter confirmed, securing a preliminary injunction restraining the effectiveness of Legislative Action alleged to substantially impair contractual obligations will require the plaintiffs to demonstrate a likelihood of success on the merits. 555 U.S. at 20; see also Denver Homeless out Loud v. Denver, 32 F.4th 1259, 1277 (10th Cir. 2022); Petersen v. Kunkel, 492 F. Supp. 3d 1183, 1192 (D.N. Mex. 2020). The plaintiffs would need to demonstrate that they had standing to proceed based upon actual or threatened injury proximately resulting from the alleged impairment of a vested contractual right. Dodge v. Bd. of Educ., 5 N.E.2d 84, 86, 88 (1936), aff’d 302 U.S. 74 (1937). In Exxon Corp. v. Eagerton, the claim failed because the plaintiffs were not beneficiaries of the allegedly impaired obligation. 462 U.S. 176, 187–89 (1983).

Plaintiffs would also need to allege the threatened injury resulted from Legislative Action. Barrows v. Jackson, 346 U.S. 249, 260 (1953) (The Contract Clause “is directed against legislative action only.").

17 As applied in the 10th Circuit, the movant must carry its burden of proof for each of the four requirements for a preliminary injunction: (1) the movant is substantially likely to succeed on the merits; (2) the movant will suffer irreparable injury if the injunction is denied; (3) the movant’s threatened injury outweighs the injury the opposing party will suffer under the injunction; and (4) the injunction would not be adverse to the public interest. E.g., New Mexico Dep’t of Fish & Game vs. U.S. Dep’t of the Interior, 854 F.3d 1236, 1245-46 (10th Cir. 2017); Diné Citizens Against Ruining Our Env’t v. Jewell, 839 F.3d 1276, 1282 (10th Cir. 2016).

Within the federal judicial system injunctive relief is always predicated upon showing a threat of irreparable harm and an absence of adequate legal remedies. Winter, 555 U.S. at 20; Beacon Theaters v. Westover, 359 U.S. 500, 506–07 (1959). An injury generally is not irreparable if compensatory relief (i.e., money damages) would be adequate. E.g., Tri-State Generation & Transmission Ass’n, Inc. v. Shoshone River Power, Inc., 805 F.2d 351, 355 (10th Cir. 1986). But absent a State waiver of immunity, money damages would be unavailable to redress the harm to Holders from the Legislative Action, supporting the inadequacy of relief available in a federal court.18 In such a case, the plaintiffs may be able readily to demonstrate not just a delay in receipt of interest payments until a final judgment, but the absence of any legal remedy (i.e., damages),19 and therefore irreparable harm, because the Eleventh Amendment generally prevents federal courts from imposing remedies that impinge on state treasuries absent a waiver of sovereign immunity. Virginia Office for Prot. & Advocacy v. Stewart, 563 U.S. 247, 253–54 (2011); Hans v. Louisiana, 134 U.S. 1, 20 (1890). If sovereign immunity were not a bar to monetary damages, depending on the nature of the State’s action in violation of the State Pledge, the availability of an adequate remedy at law may be limited by the difficulty in calculating damages.20 The remaining equitable factors affecting the appropriateness of preliminary injunctive relief are highly fact specific, turning upon the facts and circumstances of the specific Legislative Action, its practical effect and the practical effect of either granting or not granting preliminary relief.

The only difference in the legal standard applicable to permanent injunctive relief and preliminary injunctive relief is permanent injunctive relief requires the plaintiff to prevail on the merits. eBay Inc. v. MercExchange, L.L.C., 547 U.S. 388, 391 (2008).

18 But see, e.g., Roland Mach. Co. v. Dresser Indus., Inc., 749 F.2d 380, 386 (7th Cir. 1984) (holding that a delay in receipt of scheduled payments until final judgment does not present the type of irreparable harm that a preliminary injunction seeks to prevent, absent countervailing circumstances).

19 Chamber of Com. of U.S. v. Edmondson, 594 F.3d 742, 756, 770–71 (10th Cir. 2010) (associations’ members were likely to suffer irreparable harm from compliance costs related to state law that might total more than $1,000 per business per year because such costs were unrecoverable as damages due to sovereign immunity); Entergy Nuclear Vt. Yankee, LLC v. Shumlin, 733 F.3d 393, 423 (2d Cir. 2013) (injunction supported in part because money damages unavailable to movant because of state immunity under Eleventh Amendment); KPMG LLP v. United States, 139 Fed.Cl. 533, 537 (Fed. Cl. 2018) (“[a]s a general principle, where plaintiff has no ability to recoup lost profits against the United States, the harm to the plaintiff is irreparable”); E. Bay Sanctuary Covenant v. Biden, 993 F.3d 640, 677 (9th Cir. 2021) (where parties cannot typically recover monetary damages flowing from their injury economic harm can be considered irreparable); Odebrecht Const., Inc. v. Secretary, Florida Dept. of Transp., 715 F3d 1268, 1289 (11th Cir. 2013); Entergy, Arkansas, Inc. v. Nebraska, 210 F3d 887, 899–900 (8th Cir. 2000) (chances for a preliminary injunction may be “heightened” where relief in the form of money damages is barred by the government’s sovereign immunity); but see Black United Fund of N.J., Inc. v. Kean, 763 F.2d 156, 161 (3d Cir. 1985) (“[t]hat the Eleventh Amendment may pose an obstacle to recovery of damages in the federal court does not transform money loss into irreparable injury for equitable purposes”).

20 See U.S. Trust, 431 U.S. at 19 (“[N]o one can be sure precisely how much financial loss the bondholders suffered” from the repeal of the state pledge.).

A United States District Court considering a complaint seeking injunctive relief against a NMPRC decision establishing an allegedly unlawful and inadequate Energy Transition Charge based upon the Contracts Clause or Takings Clause would also be required to determine whether the Johnson Act, 28 U.S.C.§ 1342,21 restricts its authority to issue injunctive relief. The Johnson Act restriction only applies to an “order affecting rates chargeable by a public utility and made by a State administrative agency or a rate-making body of a State political subdivision,” and applies only if all its enumerated conditions are satisfied. Alabama Public Serv. Comm’n v. Southern Ry. Corp., 341 U.S. 316, 350 (1951); Williams v. Professional Transp. Inc., 284 F. 3d 607, 612 (4th Cir. 2002).22 Because the state authorized financing resulting in the issuance of the Bonds depends upon securities markets and therefore interstate commerce, an agency order threatening substantial impairment of the contractual obligations pertaining to the Bonds and the State Pledge likely would have a meaningful effect on interstate commerce and accordingly would fail the 28 U.S.C. § 1342(2) condition that “the order does not interfere with interstate commerce” rendering the Johnson Act prohibition of injunctive relief inapplicable. Nucor Corp. v. Nebraska Public Power Dist., 891 F.2d 1343, 1348 (8th Cir. 1989) (applying 28 U.S.C. § 1342(2) to affirm injunctive relief based upon effect on interstate commerce).

Because the core intent of the Contract Clause is “to encourage trade and credit by promoting confidence in the stability of contractual relations”23 and the State of New Mexico has by legislation expressly insulated the Bonds from the financial and business risks (including regulatory risks) of the public utility affiliate of the Issuing Entity for the express purpose of relying on financial markets to secure the lowest cost financing feasible for the Bonds, a court will likely find the Johnson Act inapplicable to an injunction restraining state implementation of Legislative Action revoking or otherwise materially inconsistent with the State Pledge provided the other elements essential to equitable relief are demonstrated.

In conclusion, assuming Legislative Action substantially impairing obligations undertaken pursuant to and protected by the Energy Transition Act, coincided with an absence of a waiver of sovereign immunity and the Legislative Action provided no means for monetary compensation for threatened and probable losses24, an established process exists, defined by well-settled legal and equitable standards, for Bondholders (or their Trustee) to bring an action in a federal District Court seeking and, upon satisfying those standards and subject to the equitable discretion of the court, obtaining preliminary and permanent injunctive relief. Although sound and substantial arguments might support the granting of preliminary and permanent injunctive relief to prevent implementation of any law determined to limit, alter, impair or reduce the value of the Energy Transition Charge or the Energy Transition Property in violation of the federal Contract Clause, the decision to do so will be in the discretion of the court requested to take such action, which will be exercised on the basis of the considerations discussed above.

21 “The district courts shall not enjoin, suspend or restrain the operation of, or compliance with, any order affecting rates chargeable by a public utility and made by a State administrative agency or a rate-making body of a State political subdivision, where: (1) Jurisdiction is based solely on diversity of citizenship or repugnance of the order to the Federal Constitution; and, (2) The order does not interfere with interstate commerce; and, (3) The order has been made after reasonable notice and hearing; and, (4) A plain, speedy and efficient remedy may be had in the courts of such State.” 28 U.S.C.§ 1342.

22 As these authorities hold, if the injunction is directed against state action other than an “order affecting rates chargeable by a public utility and made by a State administrative agency or a rate-making body of a State political subdivision,” the Johnson Act restriction has no applicability. The Issuing Entity provides no public utility services and has been found not to constitute a public utility. Financing Order at 7, 40. Public Service Company of New Mexico’s authority to bill and collect the Energy Transition Charges from its customers is solely in its role as a servicer for the Issuing Entity. Financing Order Par. 19 at 61-62.

23 U.S. Trust, 431 U.S. at 16.

24 In the event a waiver of sovereign immunity or another mechanism makes monetary relief available, the ability to demonstrate irreparable harm arising from the need to seek the compensation offered or delay in recovery becomes more problematic and fact dependent.

For these reasons and subject to the qualifications and assumptions stated in this letter we reach the opinions stated in response to Question 3.

III.	TAKINGS CLAUSE ANALYSIS

The Takings Clause of the Fifth Amendment to the United States Constitution (“Nor shall private property be taken for public use, without just compensation”) applies to prohibit violative state action through the Fourteenth Amendment to the United States Constitution. Penn Central Transportation Co. v. New York City, 438 U.S. 104, 122 (1978); Chicago, Burlington & Quincy R.R. Co. v. Chicago, 166 U.S. 226, 235–41(1897). Persons may seek relief for violations of the Takings Clause through actions brought in federal court pursuant to the Civil Rights Act 42 U.S.C. § 1983 and 28 U.S.C. § 1343, in addition to general federal question jurisdiction, 28 U.S.C.§ 1331.

The purpose of forbidding uncompensated takings of private property for public use25 is “to bar Government from forcing some people alone to bear public burdens which, in all fairness and justice, should be borne by the public as a whole.” Armstrong v. United States, 364 U.S. 40, 49 (1960). While the Takings Clause reads initially as a broad prohibition, its effect is to authorize the federal and state governments to take private property for a public purpose conditioned upon the payment of just compensation. First English Evangelical Lutheran Church v. Los Angeles Cnty., 482 U.S. 304, 316, n.9 (1987) (The Takings Clause “is designed not to limit the governmental interference with property rights per se, but rather to secure compensation in the event of otherwise proper interference amounting to a taking.”)

The question of just compensation addresses “what has the owner lost, not what has the taker gained.” Boston Chamber of Com. v. Boston, 217 U.S. 189, 195 (1910). The pecuniary value of the loss is usually gauged by the extent to which the taking deprived the owner of his ownership or dominion interest in his property, measured by the value of the property at the time of the taking. Kirby Forest Indus., Inc. v. United States, 467 U.S. 1, 5 (1984).

25 The initial determination of whether a taking is a public use is for the legislature to make, Hawaii Hous. Auth. v. Midkiff, 467 U.S. 229, 239–40 (1984), and federal courts afford substantial deference to these determinations “unless the use be palpably without reasonable foundation.” United States v. Gettysburg Elec. Ry. Co., 160 U.S. 668, 680 (1896); see also Berman v. Parker, 348 U.S. 26, 31–33(1954); Old Dominion Land Co. v. United States, 269 U.S. 55, 66 (1925); Wisconsin Cent.,95 F. 3d at 1367.

The Supreme Court recognizes a categorical obligation for the government to compensate a property owner when it imposes a permanent physical invasion of the property. Lingle v. Chevron USA, Inc., 544 U.S. 528, 538 (2005); Loretto v. Teleprompter Manhattan CATV Corp., 458 U.S. 419 (1982). A second categorical requirement for compensation arises when state regulatory impositions completely deprive an owner of “all economically beneficial us[e]” of her property. Lucas v. South Carolina Coastal Council, 505 U.S. 1003, 1019 (1992) (emphasis in original). The Court held in Lucas that the government must pay just compensation for such “total regulatory takings,” except to the extent that “background principles of nuisance and property law” independently restrict the owner's intended use of the property. 505 U.S. at 1026–1032.26

In additional to tangible property27, the United States Supreme Court has found contract rights and other intangible rights may constitute “property” within the meaning of the Takings Clause. Lynch v. United States, 292 U.S. 571, 579 (1934) (holding valid contracts are property within meaning of the Taking Clause); James v. Campbell, 104 U.S. 356, 358 (1882) (treating government appropriation of patent rights as equivalent to physical taking); see also U.S. Trust, 431 U.S. at 19, n.16. The Energy Transition Act provides that it creates a property right in energy transition property in addition to the contractual rights established for the repayment of indebtedness.28

In Pennsylvania Coal Co. v. Mahon, 260 U.S. 393 (1922), the Supreme Court expanded its interpretation of the protection of the Takings Clause to more than direct appropriations of property, holding that compensation was also required for a “regulatory taking,” meaning a government restriction on the use of property that went “too far.” 260 U.S. at 415; see also Lucas, 505 U.S. 1003, 1019 (1992). In Penn Central, the Court explained that the test for when regulatory impositions become a taking, as opposed to merely a change in law that members of the public must accept without compensation, requires an “ad hoc” factual consideration of factors such as the economic impact of the regulation on the affected party, its interference with reasonable investment-backed expectations, and the character of the government action, such as whether the alleged taking amounts to a physical invasion or instead affects property interests through “some public program adjusting the benefits and burdens of economic life to promote the common good.” 434 U.S. at 124. For example, in Connolly v. Pension Benefits Guar. Corp., a new statutory imposition of pension funding obligations adjusting contract rights was found to be the latter and not sufficient to constitute a “taking” of contract rights. 475 U.S. 211, 224 (1986). In Ruckelshaus v. Monsanto Co., when federal regulations imposed a requirement to make trade secrets public as part of pesticide licensing process a claim for a taking could only be made for trade secrets where the applicant had a “distinct investment-backed expectation.” 476 U.S. 986, 1003–1004 (1984).

26 The Supreme Court has recognized an exception to the requirement of compensation when a taking by the government is necessitated by an imminent emergency requiring immediate government action, including the destruction of physical facilities about to be captured by an enemy, or about to contribute to a fire. United States v. Caltex (Philippines), Inc, 344 U.S. 149, 154 (1952) (destruction required by World War II military necessity to avoid enemy capture and use of strategic facilities foreclosed any requirement of compensation); Bowditch v. Boston, 101 U.S. 16, 18–19 (1879) (invoking common law to find government immunity applies to destroying property to prevent imminent fueling of an ongoing fire). The exception has not been extended to intangible financial property.

27 The government’s categorical duty under the Fifth Amendment to pay just compensation when it physically takes possession of an interest in property for public use applies to personal as well as real property. Horne v. Department of Agriculture, 576 U.S. 351, 357 (2015) (physical taking of bulk fruit).

28 The Supreme Court recognizes “[property] interests . . . are not created by the Constitution. Rather, they are created and their dimensions are defined by existing rules or understandings that stem from an independent source such as state law.” Webb's Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 161 (1980) (quoting Board of Regents v. Roth, 408 U.S. 564, 577 (1972)) (internal punctuation omitted).

As we have previously opined, certain impairments of the obligations of the State Pledge by Legislative Action may give rise to a claim under the Contracts Clause even though those impairments may affect only certain security arrangements under the affected agreements or the State Pledge. Not every impairment of the obligations of a contract will constitute a taking of property under the Takings Clause, and some regulation that does not constitute a taking within the Takings Clause may nonetheless substantially impair the obligations of a contract.

If state action (either legislative change or administrative agency action under color of state law), substantially revokes or alters the Bondholders’ rights under the relevant evidences of indebtedness and related agreements or the rights established by the Energy Transition Financing Statute and protected under the State Pledge so as to either completely deprive Bondholders of all economically beneficial use of the Securitization Property or unduly interfere with the reasonable expectations of the Bondholders arising from their investment in the Bonds, the Bondholders would suffer a taking within the meaning of the Takings Clause under United States Supreme Court precedent. Lingle v. Chevron USA, 544 U.S.528, 538–39 (2005) (reaffirming these legal standards as articulated by Penn Central and Lucas).

The courts of New Mexico exercise jurisdiction over claims seeking just compensation from the State of New Mexico for state takings in violation of the Takings Clause. Manning v. Mining and Minerals Division of the Energy, Minerals and Natural Resources Department, 144 P.3d 87 (N.Mex. 2006). The Tenth Circuit Court of Appeals holds federal district courts lack jurisdiction to hear Takings Clause claims for monetary compensation against states, at least when the relevant state makes its courts available to provide monetary relief for takings in violation of the Takings Clause, applying the restriction of federal court jurisdiction imposed by the Eleventh Amendment as construed by Edelman v. Jordan, 415 U.S. 651, 662-63(1974). See Williams v. Utah Department of Corrections, 928 F.3d 1209,1213-14 (10th Cir. 2019) (following other circuit courts of appeals in distinguishing contrary precedent concerning claims not subject to the Eleventh Amendment restriction of federal court authority). Under the foregoing authorities, a New Mexico state court would provide the judicial forum for seeking monetary compensation from the State of New Mexico based on a Takings Clause claim. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.

Based upon our review of the pertinent statutory and constitutional provisions and relevant reported decisions, and subject to the qualifications, limitations and assumptions set forth in this letter, it is our opinion that there are sufficient legal grounds for a court of competent jurisdiction, in a properly prepared and presented case to require the State to pay just compensation to Bondholders if the State’s repeal or amendment in contravention of the State Pledge, after the Bonds are issued but before the Bonds are fully paid, (a) constituted a permanent appropriation of the property interest of bondholders in the Bonds or the Energy Transition Property or a denial of all economically beneficial or productive use of the Energy Transition Property; (b) destroyed the Energy Transition Property; or (c) substantially limited, altered, impaired or reduced the value of the Energy Transition Property in a manner that inflicts a severe economic impact on such bondholders and unduly interferes with their reasonable expectations, unless adequate provision shall be made by law for the protection of the bondholders.

*          *          *

While a copy of this opinion letter may be posted to an internet website required under Rule 17g-5 under the Securities and Exchange Act of 1934, as amended, and maintained by Public Service Company of New Mexico solely for the purpose of complying with such rule, this opinion letter is solely for the benefit of the recipients identified in Schedule A to this opinion letter in connection with the transactions described supra and may not be quoted, used or relied upon by, nor may copies be delivered to, any other person (including without limitation, any governmental or regulatory agency and all purchasers of Bonds other than the underwriters named in the Underwriting Agreement), nor may such recipients rely on this letter for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the report on Form 8-K filed on the date hereof relating to the Registration Statement filed with the Securities and Exchange Commission, and to all references to our firm included in or made a part thereof. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations.  We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions or statements expressed above, including any changes in applicable law which may hereafter occur.

Very truly yours,

Troutman Pepper Hamilton Sanders LLP

EXHIBIT A

Addressees

U.S. Bank Trust Company, National Association, as Indenture Trustee

190 S. LaSalle Street, 7th Floor

Chicago, Illinois 60603

U.S. Bank National Association, as Securities Intermediary

190 S. LaSalle Street, 7th Floor

Chicago, Illinois 60603

Moody’s Investors Service, Inc.

25th Floor, 7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: ABS/RMBS Monitoring Department

S&P Global Ratings

55 Water Street

New York, New York 10041

Attention: Structured Credit Surveillance

To each of the following, for itself and as Representatives of the Underwriters of the Bonds:

RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, New York 10281

Citigroup Global Markets Inc.

388 Greenwich Street, 6th Floor

New York, New York 10013